Exhibit 99.1

Meridian Corporation Reports Net Income of $2.0 Million, or $0.31 Per Diluted Share, in 1Q 2019

MALVERN, Pa., May 23, 2019 — Meridian Corporation (Nasdaq: MRBK) today reported net income of $2.0 million, or $0.31 per diluted share for the first quarter of 2019, which generated a return on average assets and return on average equity of 0.83% and 7.32%, respectively.  Meridian also reported a prior period adjustment of $315 thousand, net of tax, or $0.05 per diluted share for expenses related to mortgage loan state licensing issues.

“Meridian had a strong first quarter as earnings improved 58% to $2.0 million compared to 1Q 2018,” said Christopher J. Annas, Chairman and CEO. “Loan balances were 16.5% higher at the end of the first quarter compared to a year ago, contributing to our higher profitability. Net income and retained earnings were negatively affected by a combined $486 thousand in current and prior periods associated with a previously announced licensing issue in Maryland where mortgages were originated. We delayed filing our first quarter 2019 financial results  as a result of this matter and expect to file our Form 10-Q on or about May 24, 2019. With this licensing issue behind us, the mortgage division looks to have a profitable year.”

“The SBA and private banking teams both generated loans in the first quarter after joining Meridian in late 2018, and we are excited about their prospects going forward. In particular, the SBA team is addressing a market that Meridian did not participate in, and the loan growth and potential loan sale income should more than offset their expense in 2019.”

“Our Delaware Valley market has favorable population trends according to recent studies, which are contributing to better economics in housing and small business formation. We participate deeply in both these segments and are excited about continued strength in 2020 and beyond.”

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2019	2018	2018	2018	2018
(Dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Income:
Net income - consolidated	$2,006	$2,364	$2,727	$1,802	$1,270
Diluted earnings per common share	$0.31	$0.37	$0.42	$0.28	$0.20
Net income - excluding Mortgage	1,969	1,826	1,973	1,701	1,406
Net income - Mortgage	37	538	754	101	(136)
Net interest income - consolidated	8,477	8,441	8,378	8,146	7,692

	At the Quarter Ended (Unaudited)
	2019	2018	2018	2018	2018
	March 31	December 31	September 30	June 30	March 31
Balance Sheet:
Total assets	$1,027,514	$997,480	$959,921	$945,527	$883,613
Loans, net of fees and costs	862,372	838,106	806,788	781,622	740,408
Total deposits	810,713	752,130	781,927	683,250	679,303
Non-interest bearing deposits	115,464	126,150	124,855	106,942	105,576

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate performance trends and the adequacy of common equity.  This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Meridian believes adjusted net income, adjusted earnings per common share, adjusted ROAA and adjusted ROAE provide a greater understanding of ongoing operations and enhances comparability of results with prior periods. Because management believes that these adjustments are not incurred as a result of ongoing operations, they are not as helpful a measure of the performance of our underlying business, particularly in light of their unpredictable nature and are difficult to forecast.  This supplemental presentation should not be construed as an inference that Meridian’s future results will be unaffected by similar adjustments to these measures determined in accordance with GAAP.

	Adjusted Net Income, Earnings per Share and Return Ratios (Unaudited)
	2019	2018	2018	2018	2018
(Dollars in thousands, except per share data)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Net income - consolidated	$2,006	$2,364	$2,727	$1,802	$1,270
Holding company formation cost adjustment	—	—	179	—	—
Contingent asset fair value adjustment	—	—	138	—	—
Adjusted net income - consolidated(1)	2,006	2,364	3,044	1,802	1,270

Net income - excluding Mortgage	1,969	1,826	1,973	1,701	1,406
Adjusted net income - excluding Mortgage(1)	1,969	1,826	2,290	1,701	1,406

Net income per common share, diluted	$0.31	$0.37	$0.42	$0.28	$0.20
Holding company formation cost adjustment	—	—	0.03	—	—
Contingent asset fair value adjustment	—	—	0.02	—	—
Adjusted diluted earnings per share(1)	$0.31	$0.37	$0.47	$0.28	$0.20
Adjusted diluted earnings per share- excluding Mortgage(1)	$0.31	$0.28	$0.36	$0.26	$0.22

Return on average assets - consolidated	0.83%	0.99%	1.16%	0.81%	0.61%
Adjusted return on average assets - consolidated(1)	0.83%	0.99%	1.29%	0.81%	0.61%
Return on average equity - consolidated	7.32%	8.66%	10.19%	7.02%	5.08%
Adjusted return on average equity - consolidated(1)	7.32%	8.66%	11.34%	7.02%	5.08%

Return on average assets - excluding Mortgage	0.83%	0.79%	0.87%	0.79%	0.70%
Adjusted return on average assets - excluding Mortgage(1)	0.83%	0.79%	0.97%	0.79%	0.70%
Return on average equity - excluding Mortgage	7.18%	6.69%	7.37%	6.63%	5.63%
Adjusted return on average equity - excluding Mortgage(1)	7.18%	6.69%	8.53%	6.63%	5.63%

(1)

Adjusted net income, adjusted earnings per common share, adjusted ROAA and adjusted ROAE are non-GAAP measures and remove the tax effect of the charge to earnings for the holding company formation costs of $51 thousand, and the fair value adjustment to contingent assets of $39 thousand in the third quarter of 2018.

Financial Highlights

Net income for the three months ended March 31, 2019 was $2.0 million,  reflecting an increase of $700 thousand as compared to net income for the same period in 2018.

•	Total assets of $1.03 billion as of March 31, 2019 increased $30 million, or 3.0% during the quarter and $144.0 million or 16.3% year-over-year.
•	Total portfolio loans and leases of $862.4 million as of March 31, 2019 increased $24.3 million, or 2.9% during the quarter and $122.0 million or 16.5% year-over-year.
•	Total deposits of $810.7 million as of March 31, 2019 increased $58.6 million, or 7.8% during the quarter and $131.4 million or 19.3% year-over-year.
•	Non-interest bearing deposits of $115.5 million as of March 31, 2019 decreased $10.7 million, or 8.5% during the quarter but increased $9.9 million or 9.4% year-over-year.
•	Net interest income of $8.5 million increased $800 thousand, or 10.2% for the three months ended March 31, 2019 compared to $7.7 million for the same period in 2018.

Income Statement Summary

Net income was $2.0 million, or $0.31 per diluted share for the three months ended March 31, 2019 compared to net income of $1.3 million, or $0.20 per diluted share, for the same period in 2018.  The increase was largely attributable to an increase  in net interest income of $800 thousand, in addition to a lower level of provision for loan losses as asset quality has remained strong.  Non-interest income for the three months ended March 31, 2019 decreased $609 thousand,  which was partially offset by the  $445 thousand decrease in non-interest expense.

Net interest income increased $800 thousand, or 10.2%, to $8.5 million for the three months ended March 31, 2019,  from $7.7 million for the same period in 2018.  The growth in interest income for the three months ended March 31, 2019 compared to the same period in 2018 reflects an increase in average interest earning assets of $138.8 million. This increase was partially offset by the decrease in the net interest margin from 3.91% for the three months ended March 31, 2018 to 3.67% for the three month ended March 31, 2019.  The decrease in net interest margin reflects pressure from the rising cost of funds, which has outpaced the favorable trend in yield on interest earning assets year-over-year. The provision for loan losses decreased $335 thousand to $219 thousand for the three months ended March 31, 2019 due to continued strong asset quality and lower levels of net charge-offs year-over-year.

Total non-interest income for the three months ended March 31, 2019 was $6.4 million, down $609 thousand, or 8.6%, from the comparable period in 2018.  This overall decrease in non-interest income came primarily from our mortgage division. While mortgage banking revenue increased $87 thousand and the net change in fair value of mortgage related financial instruments increased $397 thousand year-over-year, realized gains on derivatives related to mortgage banking, included in other non-interest income, decreased $974 thousand for the three months ended March 31, 2019 to a loss of $275 thousand, compared to a gain of $699 thousand for the same period in 2018. Wealth management revenue decreased $214 thousand year-over-year.  Revenue for the three months ended March 31, 2019 was largely based on the market values of assets under management at the end of 2018, which were temporary depressed due to year-end declines in the stock market.

Total non-interest expense was $12.1 million for the three months ended March 31, 2019, down $445 thousand, or 3.5%, from $12.6 million for the three months ended March 31, 2018. The decrease is mainly attributable to a reduction in salaries and employee benefits expense of $709 thousand or 8.4%, as full-time equivalent employees, particularly in the mortgage division were reduced. In addition, variable loan expenses decreased by $64 thousand or 12%, reflecting the lower level of mortgage originations year-over-year. Occupancy and equipment expense as well as professional fees were relatively flat for the comparable three month period, while advertising and promotion expense was down $116 thousand year-over-year due to changes in the timing of certain marketing campaigns.  Data processing expenses were up modestly due to the increased transaction volume. Other expenses were up over the comparable three month period due to a charge of $125 thousand to the reserve for the open litigation and higher levels of other employee-related expenses, shares tax expense, as well as other expenses.  Additionally, $79 thousand of other expense was incurred for the current period impact of the Maryland mortgage licensing issue previously announced.  The impact of the Maryland licensing issue totaled $486 thousand, however $407 thousand ($315 thousand net of tax) pertained to prior periods and was adjusted through retained earnings as of January 1, 2018 as it was considered the correction of an immaterial error.

Balance Sheet Summary

As of March 31, 2019, total assets were $1.03 billion compared with $883.6 million as of March 31, 2018 and $997.5 million as of December 31, 2018. Total assets increased $144.0 million, or 16.3%, on a year-over-year basis primarily due to strong loan growth.  Total assets increased $30 million, or 3.0%, from the previous quarter, mostly due to an increase in portfolio loans of $24.3 million.

Total loans, excluding mortgage loans held for sale, grew $122.0 million, or 16.5%, to $862.4 million as of March 31, 2019, from $740.4 million as of March 31, 2018. This was an increase of $24.3 million, or 2.9%, from $838.1 million as of December 31, 2018. The increase in loans for both periods is attributable to several commercial categories as we continue to grow our presence in the Philadelphia market area. Commercial loans increased $43.5 million, or 19.3%, year-over-year, while commercial real estate and commercial construction loans combined increased $56.5 million, or 14.3%, year-over-year. Residential loans held in portfolio increased  $20.5 million, or 55.2%, year-over-year as certain loan products or terms were targeted to hold in portfolio. Residential mortgage loans held for sale decreased $1.2 million, or 4.0%, to $29.6 million as of March 31, 2019 from March 31, 2018.

Deposits were $810.7 million as of March 31, 2019, up $131.4 million, or 19.3%, from March 31, 2018, and up $58.6 million, or 7.8%, from December 31, 2018. Non-interest bearing deposits increased $9.9 million, or 9.4%, from March 31, 2018 and decreased $10.7 million, or 8.5%, from December 31, 2018. New business relationships fueled the increases year-over-year, however the decrease since December 31, 2018 related primarily to business fluctuations or transfers to interest-bearing accounts.  Money market accounts/savings accounts increased $73.2 million, or 34.3%, since March 31, 2018 and $53.8 million, or 23.1%, since December 31, 2018 due to new business relationship money market accounts.  Interest-bearing checking accounts increased $2.6 million, or 2.3%, year-over-year, and decreased $2.1 million or 1.9% quarter-over-quarter. Certificates of deposit increased $45.8 million, or 18.3%, during the year and $17.6 million, or 6.3%, quarter-over-quarter.

Consolidated stockholders’ equity of the Corporation was $112.0 million, or 10.90% of total assets as of March 31, 2019, as compared to $102 million, or 11.55% of total assets as of March 31, 2018. As of March 31, 2019, the Tier 1 leverage ratio was 11.01%, the Tier 1 risk-based capital and common equity ratios were 11.71%, and total risk-based capital was 13.65%. Quarter-end numbers show a tangible common equity to tangible assets ratio of 10.47%. Tangible book value per share was $16.70 as of March 31, 2019, compared with $15.12 as of March 31, 2018.

Asset Quality Summary

Asset quality remains strong year-over-year. The Bank realized net reoveries of (0.01)% of total average loans for the quarter ending March 31, 2019, compared with net charge-offs of 0.02% for the quarter ending March 31, 2018. Total non-performing assets, including loans and other real estate property, were $4.0 million as of March 31, 2019, $3.4 million as of March 31, 2018, and $3.9 million as of December 31, 2018. The ratio of non-performing assets to total assets as of March 31, 2019 was 0.38% compared to 0.38% as of March 31, 2018 and 0.39% as of December 31, 2018. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value, was 0.99% as of March 31, 2019, an improvement from the 0.98% recorded as of March 31, 2018 and 0.97% as of December 31, 2018.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is a full-service commercial bank headquartered in Malvern, Pennsylvania with 23 offices in the greater Philadelphia Metro market. The Bank offers a full range of commercial and retail loan and deposit products, along with wealth management and electronic payment services. Meridian Mortgage, a division of the Bank, is a top tier provider of residential mortgage loans. For additional information, visit our website at www.meridianbanker.com.  Member FDIC.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.   Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K for the year ended December 31, 2018) and, for periods prior to the completion of the holding company reorganization, Meridian Bank’s filings with the FDIC, including Meridian Bank’s Annual Report on Form 10‑K for the year ended December 31, 2017, subsequently filed quarterly reports on Form 10‑Q and current reports on Form 8‑K that update or provide information in addition to the information included in the Form 10‑K and Form 10‑Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

FINANCIAL RATIOS

	Quarterly
	2019	2018	2018	2018	2018
(Dollars in thousands, except per share data)	1st QTR	4th QTR	3rd QTR	2nd QTR	1st QTR
Earnings and Per Share Data
Net income	$2,006	$2,364	$2,727	$1,802	$1,270
Basic earnings per common share	0.31	0.37	0.43	0.28	0.20
Common shares outstanding	6,407	6,407	6,407	6,401	6,392

Performance Ratios
Return on average assets - consolidated	0.83%	0.99%	1.16%	0.81%	0.61%
Return on average assets - excluding Mortgage (non-GAAP)	0.83%	0.79%	0.87%	0.79%	0.70%
Return on average equity - consolidated	7.32%	8.66%	10.19%	7.02%	5.08%
Return on average equity - excluding Mortgage (non-GAAP)	7.18%	6.69%	7.37%	6.63%	5.63%
Net interest margin (TEY)	3.67%	3.70%	3.72%	3.88%	3.91%
Efficiency ratio - consolidated	81%	79%	78%	84%	85%
Adjusted efficiency ratio - consolidated (non-GAAP)	81%	79%	76%	84%	85%
Efficiency ratio - excluding Mortgage (non-GAAP)	72%	73%	71%	73%	77%
Adjusted efficiency ratio - excluding Mortgage (non-GAAP)	72%	73%	67%	73%	77%

Asset Quality Ratios
Net charge-offs to average loans	(0.01%)	0.00%	0.00%	0.01%	0.02%
Non-performing loans/Total loans	0.43%	0.45%	0.35%	0.34%	0.38%
Non-performing assets/Total assets	0.38%	0.39%	0.30%	0.30%	0.38%
Allowance for loan losses/Total loans	0.94%	0.92%	0.92%	0.90%	0.93%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value)	0.99%	0.97%	0.97%	0.97%	0.98%
Allowance for loan losses/Non-performing loans	218.64%	204.85%	263.89%	261.83%	241.97%

Capital Ratios
Book value per common share	$17.48	$17.10	$16.67	$16.27	$15.96
Tangible book value per common share	$16.70	$16.31	$15.87	$15.43	$15.12
Total equity/Total assets	10.90%	10.98%	11.12%	11.01%	11.55%
Tangible common equity/Tangible assets	10.47%	10.53%	10.64%	10.50%	11.00%
Tier 1 leverage ratio	11.01%	11.16%	10.98%	11.24%	11.65%
Common tier 1 risk-based capital ratio	11.71%	11.72%	11.99%	11.99%	12.32%
Tier 1 risk-based capital ratio	11.71%	11.72%	11.99%	11.99%	12.32%
Total risk-based capital ratio	13.65%	13.66%	13.99%	14.03%	14.41%

	Statements of Income (Unaudited)
	Quarter Ended
(Dollars in Thousands)	March 31, 2019	March 31, 2018
Interest Income
Interest and fees on loans	$11,887	$9,493
Investments	437	303
Total interest income	12,324	9,796

Interest Expense
Deposits	3,236	1,659
Borrowings	611	445
Total interest expense	3,847	2,104

Net interest income	8,477	7,692
Provision for loan losses	219	554
Net interest income after provision for loan losses	8,258	7,138

Non-Interest Income
Mortgage banking income	4,908	4,821
Wealth management income	864	1,078
Earnings on investment in life insurance	72	78
Net change in fair value of mortgage related financial instruments	430	33
Service charges	27	32
Other	146	1,014
Total non-interest income	6,447	7,056

Non-Interest Expenses
Salaries and employee benefits	7,727	8,436
Occupancy and equipment	963	960
Loan expenses	468	532
Professional fees	472	479
Advertising and promotion	465	581
Data processing	324	288
Information technology	266	325
Communications	192	246
Other	1,240	715
Total non-interest expenses	12,117	12,562

Income before income taxes	2,588	1,632
Income tax expense	582	362
Net Income	$2,006	$1,270

Weighted-average basic shares outstanding	6,407	6,392
Basic earnings per common share	$0.31	$0.20

Adjusted weighted-average diluted shares outstanding	6,436	6,426
Diluted earnings per common share	$0.31	$0.20

	Statement of Condition (Unaudited)
(Dollars in Thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Assets
Cash & cash equivalents	$38,940	$23,952	$25,823	$27,013	$24,964
Investment securities	63,152	63,169	60,449	54,773	51,372
Mortgage loans held for sale	29,612	37,695	34,044	45,571	30,858
Loans, net of fees and costs	862,372	838,106	806,788	781,622	740,408
Allowance for loan losses	(8,376)	(8,053)	(7,711)	(7,449)	(7,138)
Bank premises and equipment, net	9,276	9,638	9,947	10,207	10,446
Bank owned life insurance	11,641	11,569	11,494	11,420	11,347
Other real estate owned	120	—	—	—	427
Goodwill and intangible assets	4,978	5,046	5,114	5,359	5,427
Other assets	15,799	16,358	13,973	17,011	15,502
Total Assets	$1,027,514	$997,480	$959,921	$945,527	$883,613

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$115,464	$126,150	$124,855	$106,942	$105,576
Interest bearing deposits
Interest checking	112,484	114,610	103,353	110,259	109,914
Money market / savings accounts	286,463	232,653	276,258	215,042	213,282
Certificates of deposit	296,302	278,717	277,461	251,007	250,531
Total interest bearing deposits	695,249	625,980	657,072	576,308	573,727
Total deposits	810,713	752,130	781,927	683,250	679,303
Borrowings	88,264	120,538	50,199	142,176	86,366
Subordinated debt	9,239	9,239	9,308	9,308	9,308
Other liabilities	7,306	6,021	11,784	6,728	6,591
Total Liabilities	915,522	887,928	853,218	841,462	781,568

Stockholders' Equity	111,992	109,552	106,703	104,065	102,045
Total Liabilities & Stockholders’ Equity	$1,027,514	$997,480	$959,921	$945,527	$883,613

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in Thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Interest income	$12,324	$11,886	$11,573	$10,809	$9,796
Interest expense	3,847	3,445	3,195	2,663	2,104
Net interest income	8,477	8,441	8,378	8,146	7,692
Provision for credit losses	219	319	291	413	554
Non-interest income	6,447	7,464	9,167	8,668	7,056
Non-interest expense	12,117	12,556	13,753	14,074	12,562
Income before income tax expense	2,588	3,030	3,501	2,327	1,632
Income tax expense	582	666	774	525	362
Net Income	$2,006	$2,364	$2,727	$1,802	$1,270

Weighted-average basic shares outstanding	6,407	6,407	6,402	6,395	6,392
Basic earnings per common share	$0.31	$0.37	$0.43	$0.28	$0.20

Adjusted weighted-average diluted shares outstanding	6,436	6,433	6,430	6,425	6,426
Diluted earnings per common share	$0.31	$0.37	$0.42	$0.28	$0.20